KPMG LLP Suite 900 – 777 Dunsmuir Street PO Box 10426 Pacific Centre Vancouver BC V7Y 1K3 Canada	Telephone 604-691-3000 Telefax 604-691-3031 www.kpmg.ca

Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Viscount Systems Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-96799) of Viscount Systems Inc. of our report dated February 8, 2002, with respect to the consolidated balance sheet of Viscount Systems Inc. as of December 31, 2001, and the related consolidated statements of stockholders’ equity, operations and cash flows for the year then ended, which report appears in the December 31, 2002, Annual Report on Form 10-KSB of Viscount Systems Inc.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

March 25, 2003

KPMG LLP , a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.